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                 April 4, 2023

       Emmanuel Lakios
       Chief Executive Officer
       CVD Equipment Corporation
       355 South Technology Drive
       Central Islip, New York 11722

                                                        Re: CVD Equipment
Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed March 31,
2023
                                                            File No. 333-271066

       Dear Emmanuel Lakios:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rules 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Larry Spirgel,
       Office Chief, at (202) 551-3815 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Adam P. Silvers, Esq.